Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Fiscal 2025 Second-Quarter Results

OVERLAND PARK, Kan. (May 7, 2025) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today reported fiscal 2025 second-quarter results.

Unless otherwise noted, it should be assumed that time periods referenced below are on a fiscal-year basis.

MANAGEMENT COMMENTARY

"Compass Minerals continues to make progress on its back-to-basics strategy, a key tenet of which is optimization. This is a core principle that we will prioritize as we continue on our path to become a more efficient and profitable organization, and we must apply it in all aspects of our business," said Edward C. Dowling Jr., president and CEO. "The second quarter provides an opportunity to illustrate the benefits that can be derived from focusing on that tenet as well as explain steps we are taking to further optimize the business."

"Last year at this time, we laid out a plan to curtail mining production aimed at reducing and optimizing salt inventory levels throughout the 2024/2025 North American highway deicing season. While this would result in higher costs for a period of time, successful execution on that plan would allow us to convert excess inventory into cash and contribute to improving the supply/demand balance in a market that was long supply following consecutive weak winters. Fast forward to today, I'm pleased to report that we executed well against our plan. We realized a working capital release of nearly $150 million out of inventory in the second quarter, which contributed to the company reducing net total debt by approximately $170 million or 18% in the quarter. Year over year, North American highway deicing inventory value and volumes for the company are down 47% and 59%, respectively. As a result of the stronger winter weather that we saw in the quarter, a number of depots across the company's network were fully depleted coming out of the deicing season. Moreover, we believe that there were significant competitor and customer drawdowns of salt inventory across markets we serve. We are in the process of ramping up production, which we would expect to allow for lower unit costs going forward. As we approach the 2025/2026 bid season, we're well positioned to optimize production and inventory levels across our platform and maximize value that we realize for this essential mineral product going forward."

"In late March of this year, we announced actions to further optimize the cost structure of the company and focus its activities on its core Salt and Plant Nutrition businesses. The company eliminated over 10% of its corporate workforce and announced that we were beginning to wind down Fortress North America, steps that will allow the company to generate additional cash flow and accelerate deleveraging. We also announced that we

Compass Minerals Reports Second Quarter Earnings

would continue to scrutinize activities across the company to identify additional opportunities to further rationalize our cost structure."

"Compass Minerals has exceptional and unique assets that are virtually irreplaceable, enjoy durable competitive advantages and have strong leadership positions in our respective marketplaces. As we continue to execute on our back-to-basics strategy, we will unlock the intrinsic value of our business."

QUARTERLY FINANCIAL RESULTS

(in millions, except per share data)	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Revenue	$494.6	$364.0	$801.8	$705.7
Operating loss	(3.1)	(39.3)	(2.6)	(92.9)
Adjusted operating earnings*	54.8	73.8	56.2	98.6
Adjusted EBITDA*	84.1	95.7	116.2	157.9
Net loss	(32.0)	(38.9)	(55.6)	(114.2)
Net loss per diluted share	(0.77)	(0.94)	(1.34)	(2.77)
Adjusted net earnings*	25.7	74.2	2.8	77.3
Adjusted net earnings* per diluted share	0.63	1.78	0.07	1.85
*Non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measure are provided in tables at the end of this press release.

COMMENTARY ON ITEMS IMPACTING COMPARABILITY

Comparability of reported results for Compass Minerals was impacted by the performance of Fortress North America (Fortress), the company's fire retardant business. It was announced in late March of 2025 that Compass Minerals was winding down this business. The company has recognized non-cash impairments related to Fortress of $53.0 million and $47.6 million in the second quarters of 2025 and 2024, respectively. Additionally, non-cash gains related to the decline in valuation of the contingent consideration liability associated with the acquisition of Fortress were $7.9 million and $23.8 million, respectively, in the second quarters of 2025 and 2024. As of March 31, 2025, the fair value of the contingent consideration liability is zero.

The company's presentation of adjusted EBITDA adjusts for loss on impairments; changes in the valuation of the contingent consideration liability are not adjusted out of reported adjusted EBITDA consistent with accounting guidance. Given the significance of the adjustment to the reported periods and for ease of comparability, the following table is provided to present the impact to adjusted EBITDA for changes in the valuation of the contingent consideration liability. As the fair value of this liability is zero as of March 31, 2025, the following reconciliation is not expected in future reporting periods.

Compass Minerals Reports Second Quarter Earnings

(in millions, except per share data)	Three Months Ended March 31,
	2025	2024
Adjusted EBITDA, as reported*	$84.1	$95.7
Impact of change in Fortress contingent consideration liability	(7.9)	(23.8)
Adjusted EBITDA, as modified	$76.2	$71.9
*Non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measure are provided in tables at the end of this press release.

SALT BUSINESS COMMENTARY

Reducing North American highway deicing salt inventory volumes has been a focus for Compass Minerals, which led to the company's decision to curtail production at its Goderich mine, and to a lesser extent at the Cote Blanche mine, in 2024. This curtailment of production resulted in higher cost production per ton, due to lower fixed cost absorption, being inventoried throughout 2024. As the company sells this higher cost 2024 inventory, there is an adverse impact to cost per ton that is reflected in the financial results below. Consistent with prior comments, Compass Minerals believes the benefits from reducing excess inventory, including harvesting working capital tied up inventory and contributing to a rebalancing of supply across the market, outweigh the near-term production cost per ton impacts from curtailing production. The company made significant progress on this front in the quarter, with North American highway deicing inventory values and volumes down 47% and 59%, respectively, year over year.

Operating earnings for the quarter were essentially flat at $66.9 million from the prior-year period. Adjusted EBITDA increased to $85.5 million, up 4% from the prior-year period. Adjusted EBITDA per ton declined 30% to $16.75 as a result of the company's deliberate actions to prioritize inventory rationalization of North American highway deicing salt. Adjusted EBITDA per ton is anticipated to improve as highway deicing salt produced at more normalized production levels is sold in future periods.

Salt revenue totaled $432.7 million and was up 39% year over year, driven by a 47% year-over-year sales volume increase, partially offset by a 5% decrease in average sales price. In the highway deicing business, the company realized a 5% decrease in average highway deicing selling price that reflects high inventory levels across the broader market entering the 2024/2025 highway deicing season. Highway deicing sales volumes increased 51% due to stronger winter weather conditions across the company's served markets year over year. Consumer and industrial (C&I) pricing rose 5% year over year to approximately $207 per ton and sales volumes increased by 24% primarily driven by higher retail deicing demand across the company's served markets.

Distribution costs per ton decreased 7% year over year, while all-in product costs (defined at the segment level as sales to external customers less distribution costs less operating earnings) per ton rose 8% from the comparable prior-year quarter due to the production cost dynamics for 2024-produced salt described above.

Compass Minerals Reports Second Quarter Earnings

PLANT NUTRITION BUSINESS COMMENTARY

Plant Nutrition revenue for the quarter totaled $58.3 million, up 16% year over year on strong sales volume. This was led by improved sales volumes, which grew by 19,000 tons, a 26% improvement year over year. The average segment sales price for the quarter was down 8% year over year to approximately $626 per ton, reflecting supply conditions of potassium-based fertilizers globally. Per-unit distribution costs for the quarter increased 13% year over year due to an increase in sales in markets further away from the company's core California markets. Reported all-in product costs per ton in the prior period included a non-cash impairment of goodwill in the Plant Nutrition business, resulting in a decrease of 58% year over year to approximately $544 per ton. Excluding the prior year goodwill impairment, all-in product cost per ton decreased by 8%.

Operating loss in the Plant Nutrition business was $1.8 million for the quarter, compared to operating loss of $53.0 million in the prior-year quarter, which includes the aforementioned goodwill impairment. Adjusted EBITDA declined to $5.6 million versus $7.3 million last year.

CASH FLOW AND FINANCIAL POSITION

Net cash provided by operating activities amounted to $182.8 million for the six months ended March 31, 2025, compared to $33.9 million in the prior year. A significant reduction in North American salt inventory levels drove the significant improvement year over year.

Net cash used in investing activities was $35.9 million for the six months ended March 31, 2025, down from $79.7 million in the prior year principally driven by lower capital spending. Total capital spending for the six months ended March 31, 2025 was $35.8 million.

Net cash used in financing activities was $116.8 million for the six months ended March 31, 2025, which included net debt payments of $109.8 million. In the prior year, net cash used in financing activities reflected net borrowings of $72.1 million.

The company ended the quarter with $328.6 million of liquidity, comprised of $49.5 million in cash and cash equivalents and $279.1 million of availability under its $325 million revolving credit facility.

Compass Minerals Reports Second Quarter Earnings

UPDATED FISCAL 2025 OUTLOOK

The company's salt and fertilizer production in Canada is qualified under the United States-Mexico-Canada (USMCA) trade agreement. Accordingly, Compass Minerals' exports from Canada into the United States are exempt from tariffs at this time.

Salt Segment
2025 Range[1]
Highway deicing sales volumes (thousands of tons)	8,550 - 8,900
Consumer and industrial sales volumes (thousands of tons)	1,900 - 2,000
Total salt sales volumes (thousands of tons)	10,450 - 10,900

Revenue (in millions)	$975 - $1,050
Adj. EBITDA (in millions)	$215 - $230
(1)    Range for fiscal 2025 reflects the company's committed book of business for the period and assumes an average historical sales-to-commitment outcomes.

The company's outlook has been revised to reflect the completion of the North American highway deicing season. Stronger winter weather in January and February boosted the forecast for sales volumes for the year.

Plant Nutrition Segment
2025 Range
Sales volumes (thousands of tons)	295 - 315
Revenue (in millions)	$180 - $200
Adj. EBITDA (in millions)	$17 - $24

Guidance for the Plant Nutrition segment is unchanged from the outlook provided in February of 2025.

Corporate
2025 Range
Total[1]
Adj. EBITDA (in millions)	($59) - ($52)
(1)    Includes $3 to $5 million in cash expenses related to Fortress.

Guidance for Corporate includes corporate expenses in support of the company's core businesses, Fortress financial results, and the results of DeepStore, the company's records services business in the U.K. The outlook has been updated to reflect recent actions to align the company's cost structure with current business needs. Included in the above is $7.9 million of non-cash gain related to the decline in the fair value of the Fortress contingent consideration liability discussed above.

Compass Minerals Reports Second Quarter Earnings

Total Compass Minerals
2025 Adjusted EBITDA
	Salt	Plant Nutrition	Corporate[1]	Total
Adj. EBITDA (in millions)	$215 - $230	$17 - $24	($59) - ($52)	$173 - $202

2025 Capital Expenditures
Total
Capital expenditures (in millions)				$75 - $85
(1)    Includes financial contribution from DeepStore and Fortress.

Total planned capital expenditures are unchanged from the company's previously provided guidance. The company is committed to managing capital expenditures so that they align with the cash generation performance of the business.

Other Assumptions
($ in millions)	2025 Range
Depreciation, depletion and amortization	$105 - $115
Interest expense, net	$67 - $72
Effective income tax rate (excl. valuation allowance)	13% - 18%
Guidance for the 2025 effective income tax rate reflects the income mix by country with income recognized in foreign jurisdictions offset by losses recognized in the U.S.

CONFERENCE CALL

Compass Minerals will discuss its results on a conference call tomorrow morning, Thursday, May 8, at 9:30 a.m. ET (8:30 a.m. CT). To access the conference call, please visit the company’s website at investors.compassminerals.com or dial 800-715-9871. Callers must provide the conference ID number 7896827. Outside of the U.S. and Canada, callers may dial 646-307-1963. Replays of the call will be available on the company’s website.

A supporting corporate presentation with 2025 second-quarter results is available at investors.compassminerals.com.

About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops while supporting sustainable agriculture. Compass Minerals operates 12 production

Compass Minerals Reports Second Quarter Earnings

and packaging facilities with nearly 1,800 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Investor Contact
Brent Collins
Vice President, Treasurer & Investor Relations
+1.913.344.9111
InvestorRelations@compassminerals.com

Forward-Looking Statements and Other Disclaimers
This press release may contain forward-looking statements, including, without limitation, statements about future efficiency and profitability, reduction of salt inventory volumes, cost optimization, Fortress North America wind down, cash flow, deleveraging, competitive advantages, efforts to unlock intrinsic value, the opportunity to and potential benefits of refinancing, and the company's outlook for 2025, including its expectations regarding sales volumes, revenue, Adjusted EBITDA, depreciation, depletion, and amortization, interest expense, tax rates, and capital expenditures. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. The company uses words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) inflation, the cost and availability of transportation for the distribution of the company’s products and foreign exchange rates, (iii) pressure on prices and impact from competitive products, and (iv) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Amended Annual Report on Form 10-K for the period ended Sept. 30, 2024, and its Quarterly Reports on Form 10-Q for the quarters ended Dec. 31, 2024 and March 31, 2025, filed or to be filed with the SEC, as well as the company's other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Compass Minerals Reports Second Quarter Earnings

Non-GAAP Measures
In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses a variety of non-GAAP financial measures described below to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.

Management uses EBITDA, EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) and EBITDA margin to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. Management also uses adjusted operating earnings, adjusted operating margin, adjusted net earnings, and adjusted net earnings per diluted share, which eliminate the impact of certain items that management does not consider indicative of underlying operating performance. The presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. Management believes these non-GAAP financial measures provide management and investors with additional information that is helpful when evaluating underlying performance. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation, depletion and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. In addition, Adjusted EBITDA and Adjusted EBITDA margin exclude certain cash and non-cash items, including stock-based compensation, impairment charges and certain restructuring charges. Consequently, any measure that excludes these elements has material limitations. The non-GAAP financial measures used by management should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. These measures are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the method of calculation. The calculation of non-GAAP financial measures as used by management is set forth in the following tables. All margin numbers are defined as the relevant measure divided by sales. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring, unusual items and/or distinct non-core initiatives without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company’s results.

Adjusted operating earnings, adjusted operating earnings margin, adjusted net earnings (loss), and adjusted net earnings (loss) per diluted share are presented as supplemental measures of the company’s performance. Management believes these measures provide management and investors with additional information that is helpful when evaluating underlying performance and comparing results on a year-over-year normalized basis. These measures eliminate the impact of certain items that management does not consider indicative of underlying operating performance. These adjustments are itemized below.

Compass Minerals Reports Second Quarter Earnings

Adjusted net earnings (loss) per diluted share is adjusted net earnings (loss) divided by weighted average diluted shares outstanding. You are encouraged to evaluate the adjustments itemized above and the reasons management considers them appropriate for supplemental analysis. In evaluating these measures you should be aware that in the future the company may incur expenses that are the same as or similar to some of the adjustments presented below.

Special Items Impacting the Three Months Ended March 31, 2025 (unaudited, in millions, except per share data)
Item Description	Segment	Line Item	Amount	Tax Effect(1)	After Tax	EPS Impact
Product recall costs	Salt	Product cost and Other operating income	$0.9	$(0.2)	$0.7	$0.02
Restructuring charges(2)	Salt	Other operating income	0.3	—	0.3	0.01
Restructuring charges(2)	Corporate and Other	Other operating income	3.7	—	3.7	0.09
Impairments	Corporate and Other	Loss on impairments, net	53.0	—	53.0	1.28
Total			$57.9	$(0.2)	$57.7	$1.40

Special Items Impacting the Three Months Ended March 31, 2024 (unaudited, in millions, except per share data)
Item Description	Segment	Line Item	Amount	Tax Effect(1)	After Tax	EPS Impact
Restructuring charges(2)	Corporate and Other	Other operating income	$11.1	$—	$11.1	$0.27
Restructuring charges(2)	Salt	Other operating income	0.4	—	0.4	0.01
Restructuring charges(2)	Plant Nutrition	Other operating income	0.6	—	0.6	0.01
Impairments	Corporate and Other	COGS and Loss on impairments, net	50.0	—	50.0	1.20
Goodwill impairment	Plant Nutrition	Loss on impairments, net	51.0	—	51.0	1.23
Total			$113.1	$—	$113.1	$2.72

Special Items Impacting the Six Months Ended March 31, 2025 (unaudited, in millions, except per share data)
Item Description	Segment	Line Item	Amount	Tax Effect(1)	After Tax	EPS Impact
Product recall costs	Salt	Product cost and Other operating income	$1.8	$(0.4)	$1.4	$0.03
Restructuring charges(2)	Salt	Other operating income	0.3	—	0.3	0.01
Restructuring charges(2)	Corporate and Other	Other operating income	3.7	—	3.7	0.09
Impairments	Corporate and Other	Loss on impairments, net	53.0	—	53.0	1.28
Total			$58.8	$(0.4)	$58.4	$1.41

Compass Minerals Reports Second Quarter Earnings

Special Items Impacting the Six Months Ended March 31, 2024 (unaudited, in millions, except per share data)
Item Description	Segment	Line Item	Amount	Tax Effect(1)	After Tax	EPS Impact
Restructuring charges(2)	Corporate and Other	Other operating income	$13.6	$—	$13.6	$0.32
Restructuring charges(2)	Salt	Other operating income	0.4	—	0.4	0.01
Restructuring charges(2)	Plant Nutrition	Other operating income	1.7	—	1.7	0.04
Impairments	Corporate and Other	COGS and Loss on impairments, net	124.8	—	124.8	3.02
Goodwill impairment	Plant Nutrition	Loss on impairments, net	51.0	—	51.0	1.23
Total			$191.5	$—	$191.5	$4.62
(1)    There were no substantial income tax benefits related to these items given the U.S. valuation allowances on deferred tax assets. Applicable product recall costs reflect an impact from Canadian taxes.
(2)    Restructuring charges do not include certain reductions in stock-based compensation associated with forfeitures stemming from the restructuring activities.

Reconciliation for Adjusted Operating Earnings (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Operating loss	$(3.1)	$(39.3)	$(2.6)	$(92.9)
Product recall costs(1)	0.9	—	1.8	—
Restructuring charges(2)	4.0	12.1	4.0	15.7
Loss on impairments, net(3)	53.0	101.0	53.0	175.8
Adjusted operating earnings	$54.8	$73.8	$56.2	$98.6
Sales	494.6	364.0	801.8	705.7
Operating margin	(0.6)%	(10.8)%	(0.3)%	(13.2)%
Adjusted operating margin	11.1%	20.3%	7.0%	14.0%
(1)    The company recognized costs related to a recall of food-grade salt produced at its Goderich plant.
(2)    The company incurred severance and related charges due to a reductions in workforce, changes to executive leadership and additional restructuring costs related to the exit of the Fortress fire retardant business during the three and six months ended March 31, 2025. The company also incurred severance and related charges for the three and six months ended March 31, 2024, due to reductions in workforce and changes to executive leadership and additional restructuring costs for the termination of our lithium development project.
(3)    For the three and six months ended March 31, 2025, the company recognized impairments of intangible assets related to the exit of the Fortress fire retardant business. For the three and six months ended March 31, 2024, the company recognized impairments of long-lived assets related to the termination of the lithium development project; Fortress goodwill, intangible assets and inventory; and Plant Nutrition goodwill.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for Adjusted Net Earnings (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Net loss	$(32.0)	$(38.9)	$(55.6)	$(114.2)
Product recall costs(1)	0.9	—	1.8	—
Restructuring charges(2)	4.0	12.1	4.0	15.7
Loss on impairments, net(3)	53.0	98.6	53.0	173.4
Loss on inventory impairment(3)	—	2.4	—	2.4
Income tax effect	(0.2)	—	$(0.4)	—
Adjusted net earnings	$25.7	$74.2	$2.8	$77.3

Net loss per diluted share	$(0.77)	$(0.94)	$(1.34)	$(2.77)
Adjusted net earnings per diluted share	$0.63	$1.78	$0.07	$1.85
Weighted-average common shares outstanding (in thousands):
Diluted	41,521	41,306	41,480	41,255
(1)    The company recognized costs related to a recall of food-grade salt produced at its Goderich plant. Charges for the three and six months ended March 31, 2025 were $0.9 million ($0.7 million net of tax) and $1.8 million ($1.4 million net of tax), respectively.
(2)    The company incurred severance and related charges due to a reductions in workforce, changes to executive leadership and additional restructuring costs related to the exit of the Fortress fire retardant business during the three and six months ended March 31, 2025. The company also incurred severance and related charges for the three and six months ended March 31, 2024, due to reductions in workforce and changes to executive leadership and additional restructuring costs for the termination of our lithium development project.
(3)    For the three and six months ended March 31, 2025, the company recognized impairments of intangible assets related to the exit of the Fortress fire retardant business. For the three and six months ended March 31, 2024, the company recognized impairments of long-lived assets related to the termination of the lithium development project; Fortress goodwill, intangible assets and inventory; and Plant Nutrition goodwill.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Net loss	$(32.0)	$(38.9)	$(55.6)	$(114.2)
Interest expense	18.0	17.3	34.9	33.2
Income tax expense (benefit)	9.8	(15.9)	19.5	(12.3)
Depreciation, depletion and amortization	26.5	26.8	53.3	52.3
EBITDA	22.3	(10.7)	52.1	(41.0)
Adjustments to EBITDA:
Stock-based compensation - non-cash	2.8	(4.9)	6.7	7.0
Interest income	(0.2)	(0.2)	(0.6)	(0.6)
Gain on foreign exchange	(0.1)	(2.5)	(5.3)	(0.6)
Product recall costs(1)	0.9	—	1.8	—
Restructuring charges(2)	4.0	12.1	4.0	15.7
Loss on impairments, net(3)	53.0	101.0	53.0	175.8
Other expense, net	1.4	0.9	4.5	1.6
Adjusted EBITDA	$84.1	$95.7	$116.2	$157.9
(1)    The company recognized costs related to a recall of food-grade salt produced at its Goderich plant.
(2)    The company incurred severance and related charges due to a reductions in workforce, changes to executive leadership and additional restructuring costs related to the exit of the Fortress fire retardant business during the three and six months ended March 31, 2025. The company also incurred severance and related charges for the three and six months ended March 31, 2024, due to reductions in workforce and changes to executive leadership and additional restructuring costs for the termination of our lithium development project.
(3)    For the three and six months ended March 31, 2025, the company recognized impairments of intangible assets related to the exit of the Fortress fire retardant business. For the three and six months ended March 31, 2024, the company recognized impairments of long-lived assets related to the termination of the lithium development project; Fortress goodwill, intangible assets and inventory; and Plant Nutrition goodwill.

Compass Minerals Reports Second Quarter Earnings

Salt Segment Performance (unaudited, in millions, except for sales volumes and prices per short ton)
	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Sales	$432.7	$310.4	$674.9	$584.7
Operating earnings	$66.9	$65.8	$96.3	$116.7
Operating margin	15.5%	21.2%	14.3%	20.0%
Adjusted operating earnings(1)	$68.1	$66.2	$98.4	$117.1
Adjusted operating margin(1)	15.7%	21.3%	14.6%	20.0%
EBITDA(1)	$84.3	$82.0	$131.2	$148.1
EBITDA(1) margin	19.5%	26.4%	19.4%	25.3%
Adjusted EBITDA(1)	$85.5	$82.4	$133.3	$148.5
Adjusted EBITDA(1) margin	19.8%	26.5%	19.8%	25.4%
Sales volumes (in thousands of tons):
Highway deicing	4,583	3,045	6,570	5,311
Consumer and industrial	522	421	1,028	1,010
Total Salt	5,105	3,466	7,598	6,321
Average prices (per ton):
Highway deicing	$70.86	$74.72	$70.45	$72.86
Consumer and industrial	$206.71	$196.93	$206.25	$195.77
Total Salt	$84.76	$89.55	$88.83	$92.50
(1)    Non-GAAP financial measure. Reconciliations follow in these tables.

Reconciliation for Salt Segment Adjusted Operating Earnings (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Reported GAAP segment operating earnings	$66.9	$65.8	$96.3	$116.7
Restructuring charges(1)	0.3	0.4	0.3	0.4
Product recall costs(2)	0.9	—	1.8	—
Segment adjusted operating earnings	$68.1	$66.2	$98.4	$117.1
Segment sales	432.7	310.4	674.9	584.7
Segment operating margin	15.5%	21.2%	14.3%	20.0%
Segment adjusted operating margin	15.7%	21.3%	14.6%	20.0%
(1)    The company incurred severance and related charges due to a reduction of its workforce.
(2)    The company incurred costs related to a product recall of food-grade salt produced at its Goderich plant.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for Salt Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Reported GAAP segment operating earnings	$66.9	$65.8	$96.3	$116.7
Depreciation, depletion and amortization	17.4	16.2	34.9	31.4
Segment EBITDA	$84.3	$82.0	$131.2	$148.1
Restructuring charges(1)	0.3	0.4	0.3	0.4
Product recall costs(2)	0.9	—	1.8	—
Segment adjusted EBITDA	$85.5	$82.4	$133.3	$148.5
Segment sales	432.7	310.4	674.9	584.7
Segment EBITDA margin	19.5%	26.4%	19.4%	25.3%
Segment adjusted EBITDA margin	19.8%	26.5%	19.8%	25.4%
(1)    The company incurred severance and related charges due to a reduction of its workforce.
(2)    The company incurred costs related to a product recall of food-grade salt produced at its Goderich plant.

Plant Nutrition Segment Performance (unaudited, dollars in millions, except for sales volumes and prices per short ton)
	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Sales	$58.3	$50.1	$119.7	$99.8
Operating loss	$(1.8)	$(53.0)	$(4.9)	$(55.3)
Operating margin	(3.1)%	(105.8)%	(4.1)%	(55.4)%
Adjusted operating loss(1)	$(1.8)	$(1.4)	$(4.9)	$(2.6)
Adjusted operating margin(1)	(3.1)%	(2.8)%	(4.1)%	(2.6)%
EBITDA(1)	$5.6	$(44.3)	$10.0	$(38.2)
EBITDA(1) margin	9.6%	(88.4)%	8.4%	(38.3)%
Adjusted EBITDA(1)	$5.6	$7.3	$10.0	$14.5
Adjusted EBITDA(1) margin	9.6%	14.6%	8.4%	14.5%
Sales volumes (in thousands of tons)	93	74	195	149
Average price (per ton)	$626.02	$680.43	$613.61	$670.39
(1)    Non-GAAP financial measure. Reconciliations follow in these tables.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for Plant Nutrition Segment Adjusted Operating Loss (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Reported GAAP segment operating loss	$(1.8)	$(53.0)	$(4.9)	$(55.3)
Restructuring charges(1)	—	0.6	—	1.7
Loss on goodwill impairment(2)	—	51.0	—	51.0
Segment adjusted operating loss	$(1.8)	$(1.4)	$(4.9)	$(2.6)
Segment sales	58.3	50.1	119.7	99.8
Segment operating margin	(3.1)%	(105.8)%	(4.1)%	(55.4)%
Segment adjusted operating margin	(3.1)%	(2.8)%	(4.1)%	(2.6)%
(1)    The company incurred severance and related charges due to a reduction of its workforce.
(2)    The company recognized a goodwill impairment during the three and six months ended March 31, 2024.

Reconciliation for Plant Nutrition Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Reported GAAP segment operating loss	$(1.8)	$(53.0)	$(4.9)	$(55.3)
Depreciation, depletion and amortization	7.4	8.7	14.9	17.1
Segment EBITDA	$5.6	$(44.3)	$10.0	$(38.2)
Restructuring charges(1)	—	0.6	—	1.7
Loss on goodwill impairment(2)	—	51.0	—	51.0
Segment adjusted EBITDA	$5.6	$7.3	$10.0	$14.5
Segment sales	58.3	50.1	119.7	99.8
Segment EBITDA margin	9.6%	(88.4)%	8.4%	(38.3)%
Segment adjusted EBITDA margin	9.6%	14.6%	8.4%	14.5%
(1)    The company incurred severance and related charges due to a reduction of its workforce.
(2)    The company recognized a goodwill impairment during the three and six months ended March 31, 2024.

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Sales	$494.6	$364.0	$801.8	$705.7
Shipping and handling cost	151.4	110.6	232.0	201.9
Product cost	266.4	181.6	458.7	360.9
Gross profit	76.8	71.8	111.1	142.9
Selling, general and administrative expenses	29.6	33.3	62.9	79.0
Loss on impairments, net	53.0	98.6	53.0	173.4
Other operating income	(2.7)	(20.8)	(2.2)	(16.6)
Operating loss	(3.1)	(39.3)	(2.6)	(92.9)
Other (income) expense:
Interest income	(0.2)	(0.2)	(0.6)	(0.6)
Interest expense	18.0	17.3	34.9	33.2
Gain on foreign exchange	(0.1)	(2.5)	(5.3)	(0.6)
Other expense, net	1.4	0.9	4.5	1.6
Loss before income taxes	(22.2)	(54.8)	(36.1)	(126.5)
Income tax expense (benefit)	9.8	(15.9)	19.5	(12.3)
Net loss	$(32.0)	$(38.9)	$(55.6)	$(114.2)

Basic net loss per common share	$(0.77)	$(0.94)	$(1.34)	$(2.77)
Diluted net loss per common share	$(0.77)	$(0.94)	$(1.34)	$(2.77)
Weighted-average common shares outstanding (in thousands):
Basic	41,521	41,306	41,480	41,255
Diluted	41,521	41,306	41,480	41,255

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	March 31,	Sept. 30,
	2025	2024
ASSETS
Cash and cash equivalents	$49.5	$20.2
Receivables, net	274.6	126.1
Inventories, net	220.7	414.1
Other current assets	20.5	26.9
Property, plant and equipment, net	774.5	806.5
Intangible and other noncurrent assets	192.1	246.3
Total assets	$1,531.9	$1,640.1

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$10.0	$7.5
Other current liabilities	297.6	209.5
Long-term debt, net of current portion	797.6	910.0
Deferred income taxes and other noncurrent liabilities	190.2	196.5
Total stockholders' equity	236.5	316.6
Total liabilities and stockholders' equity	$1,531.9	$1,640.1

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Six Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(55.6)	$(114.2)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Depreciation, depletion and amortization	53.3	52.3
Amortization of deferred financing costs	2.6	1.2
Stock-based compensation	6.7	7.0
Deferred income taxes	0.8	0.8
Unrealized foreign exchange gain	(6.4)	(0.7)
Loss on impairments, net	53.0	173.4
Net gain from remeasurement of contingent consideration	(7.9)	(22.2)
Other, net	0.6	2.1
Changes in operating assets and liabilities:
Receivables	(63.8)	(12.9)
Inventories	183.3	27.5
Other assets	2.0	(11.8)
Accounts payable and accrued expenses and other current liabilities	6.4	(57.2)
Other liabilities	7.8	(11.4)
Net cash provided by operating activities	182.8	33.9
Cash flows from investing activities:
Capital expenditures	(35.8)	(78.6)
Other, net	(0.1)	(1.1)
Net cash used in investing activities	(35.9)	(79.7)
Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	140.3	217.2
Principal payments on revolving credit facility borrowings	(299.9)	(176.5)
Proceeds from issuance of long-term debt	62.1	69.4
Principal payments on long-term debt	(12.3)	(38.0)
Payments for contingent consideration	—	(9.1)
Dividends paid	—	(12.7)
Deferred financing costs	(2.4)	(2.1)
Shares withheld to satisfy employee tax obligations	(1.1)	(1.8)
Other, net	(3.5)	(1.1)
Net cash (used in) provided by financing activities	(116.8)	45.3
Effect of exchange rate changes on cash and cash equivalents	(0.8)	0.1
Net change in cash and cash equivalents	29.3	(0.4)
Cash and cash equivalents, beginning of the year	20.2	38.7
Cash and cash equivalents, end of period	$49.5	$38.3

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended March 31, 2025	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$432.7	$58.3	$3.6	$494.6
Intersegment sales	—	2.3	(2.3)	—
Shipping and handling cost	141.9	9.5	—	151.4
Operating earnings (loss)(2)(3)(4)	66.9	(1.8)	(68.2)	(3.1)
Depreciation, depletion and amortization	17.4	7.4	1.7	26.5
Total assets (as of end of period)	959.2	365.7	207.0	1,531.9

Three Months Ended March 31, 2024	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$310.4	$50.1	$3.5	$364.0
Intersegment sales	—	0.7	(0.7)	—
Shipping and handling cost	104.0	6.6	—	110.6
Operating earnings (loss)(2)(3)(4)	65.8	(53.0)	(52.1)	(39.3)
Depreciation, depletion and amortization	16.2	8.7	1.9	26.8
Total assets (as of end of period)	996.5	423.3	237.9	1,657.7

Six Months Ended March 31, 2025	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$674.9	$119.7	$7.2	$801.8
Intersegment sales	—	5.5	(5.5)	—
Shipping and handling cost	213.2	18.8	—	232.0
Operating earnings (loss)(2)(3)(4)	96.3	(4.9)	(94.0)	(2.6)
Depreciation, depletion and amortization	34.9	14.9	3.5	53.3

Compass Minerals Reports Second Quarter Earnings

Six Months Ended March 31, 2024	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$584.7	$99.8	$21.2	$705.7
Intersegment sales	—	3.8	(3.8)	—
Shipping and handling cost	187.7	13.6	0.6	201.9
Operating earnings (loss)(2)(3)(4)	116.7	(55.3)	(154.3)	(92.9)
Depreciation, depletion and amortization	31.4	17.1	3.8	52.3
(1)    Corporate and other includes corporate entities, records management operations, the Fortress fire retardant business, equity method investments and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead, including costs for general corporate governance and oversight, as well as costs for the human resources, information technology, legal and finance functions.
(2)    Corporate operating results were impacted by costs related to a product recall of $0.9 million and $1.8 million for the three and six months ended March 31, 2025, respectively. Corporate operating results were also impacted by declines in the valuation of the Fortress contingent consideration. The company recognized net gains of $7.9 million for the three and six months ended March 31, 2025, respectively, and $23.8 million and $22.2 million for the three and six months ended March 31, 2024, respectively, related to the Fortress contingent consideration valuation.
(3)    The company recognized an impairment of $53.0 million related to the exit of the Fortress fire retardant business for both the three and six months ended March 31, 2025, which impacted operating results. The company also recognized impairments of $101.0 million and $175.8 million related to the impairment of Plant Nutrition goodwill, Fortress assets and goodwill and lithium development assets for the three and six months ended March 31, 2024, respectively, which impacted operating results.
(4)    The company continued to take steps to align its cost structure to its current business needs. These initiatives impacted Corporate operating results and resulted in net severance and related charges, excluding stock-based compensation forfeitures, for reductions in workforce and changes to executive leadership and additional restructuring costs related to the exit of the Fortress fire retardant business of $4.0 million for both the three and six months ended March 31, 2025. The company also recognized severance and related charges, excluding stock-based compensation forfeitures, related to the termination of the company’s lithium development project of $12.1 million and $15.7 million for the three and six months ended March 31, 2024, respectively.